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                                                                  EXHIBIT 10.23

[NORPAK LOGO]





January 12, 2000



Sunswipe Inc.,
3600 Pinetree Drive
Miami Beach, FL U.S.A.


Attention:  Mendy Fellig


Dear Sir,

         Re:  Sunswipe Inc. ("Sunswipe") and Norpak (U.S.), Inc ("Norpak)

This letter shall confirm our agreement with respect to certain business transactions to be completed by and between Norpak and Sunswipe as follows:

         1. In consideration of the commitments of Norpak herein, the parties agree that, upon the request of Norpak, all assets and undertakings of Sunswipe, including, but not limited to all inventories of any nature, receivables, trademarks, and property will be sold to a new corporation ("TSC") in exchange for the TSC shares and Veridien Corporation (VRDE) options referred to herein. Sunswipe will receive the following consideration on the completion of the sale (i) 50% of the issued common stock of TSC to match issued shares to Norpak at the time of issue to Sunswipe (ii) an option to be arranged by Norpak to purchase 1,000,000 common shares of VRDE at an exercise price of 10 cents per share and with a term on the option of 25 months from the date of execution of this agreement (the "Options"). The vesting of the Options is conditional as follows:

                  1. 100,000 options vested upon execution of this agreement;

                  2. 200,000 options vested upon execution of this agreement and delivery of the security set out in
                           Section IV;

                  3. 350,000 options vested upon reaching a) sales in year 2000 of $1,000,000 or b) $250,000 in net income before tax, pursuant to generally accepted accounting principals ("GAAP"), ("Net Income") in year 2000 or c) upon reaching any of the tests set out in 4 below;

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                  4.       350,000 options vested upon reaching $400,000 net
                           income in year 2000 or $500,000 in year 2000 and year 2001 combined; and,

                  5. At time of vesting, Mendy Fellig must be employed or providing his services on a full time basis to either of TSC, Sunswipe and in any event to such entity directed by Norpak.


                  All remaining shares of TSC would be held by Norpak or dealt with as directed by Norpak.

                  In the event the assets of Sunswipe are not sold to TSC as set out above, Norpak would have an option to acquire 50% of the stock of Sunswipe in consideration of $100 paid by Norpak and the commitment of the loan set out in Section VII and the delivery of the Option to Sunswipe.

         II. TSC or Sunswipe, as determined by Norpak as applicable, ("Operating Business") will purchase certain products from Norpak and Norpak will provide certain services to Operating Business on the following terms. In addition to the base price of the products to be set from time to time and additional services related thereto, Norpak will be entitled to receive 50% of the pre-tax net income of Operating Business. Contemporaneous with the distribution of the pre-tax net income, of Operating Business, Operating Business, will pay each of Mendy Fellig and Uoli Fellig an annual fee equal to 10% of the pre-tax net income of Operating Business to a maximum of $50,000 each for their full time service to Operating Business or as directed by Norpak ("Employment Fee"). As part of this Agreement Mendy Fellig will cause new sales and business opportunities to be marshaled through Operating Business to generate income. The parties may establish a draw agreement satisfactory to all parties for the payment of the Employment Fee provided monthly cashflow permits.

         III. In determining the pre-tax net income amounts, products and services owed to Norpak will be paid first, all other costs for production and raw materials will be paid secondly, third party expenses incurred or paid directly by Mendy and Uoli Fellig will be paid thirdly, then the Employment Fee will be paid contemporaneous with the pre-tax net income distribution. In any event, all products purchased from Norpak must be paid in full within six months from the delivery of the products. Any amounts outstanding in excess of six months would be paid for in full prior to payment of the Employment Fee and the distribution of the pre-tax net income. In the event that there are shareholder loans due to Mendy Fellig or Uoli Fellig or any related party from Sunswipe, which existed prior to the involvement of Norpak, such loans would be repaid from Fellig's 50% of the pre-tax net income of Operating Business. Any shareholder loans so made subsequent to the involvement of Norpak would be repaid prior to the pre-tax net income distribution or pursuant to such other agreements between the parties. All such calculations shall be made in accordance with GAAP.


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         IV.      Mendy Fellig agrees to personally guarantee the obligations of Operating Business to Norpak. As well he will arrange to secure said guarantee with a collateral mortgage on the property referenced on Schedule A attached hereto in the amount of $500,000. Norpak will receive a first ranking assignment of all inventory and receivables of Operating Business as security for Operating Business' obligations to Norpak.

         V. Norpak will oversee and control the collection of payments made to Operating Business as an additional service to Operating Business. Norpak is authorized to apply any proceeds received by it on behalf of Operating Business in payment of any amounts due to Norpak by Operating Business.

         VI. Mendy Fellig and Uoli Fellig when employed or retained by Operating Business will enter into a non-compete agreement with Operating Business in which he will agree not to sell or market, either directly or indirectly any products that compete with products of Operating Business during the term of this agreement and for a period of 1 year from the termination of his employment with Operating Business.

         VII. Norpak agrees to lend to Operating Business, up to $10,000 per month in each of the 3 months following the execution of this Agreement. The maximum amount required to be advanced will be $30,000 in aggregate with such advances to be made on standard commercial terms and against a budget and business plan approved by Norpak. This loan will be secured by the personal guarantee of Mendy Fellig described above.

         VIII. The parties hereto agree that initially Mendy Fellig will act as President and Uoli Fellig will act as Vice President of Operating Business with such additional Officers/Directors appointed as are recommended by Norpak.

         IX. The parties hereto also agree that the obligations of Sunswipe under any existing contracts or agreements between Sunswipe and Veridien Corporation may be assumed by TSC.

         X. Mendy Fellig undertakes and agrees to use his best efforts to secure third party financing for Operating Business to finance the purchase of products from Norpak as contemplated hereunder and other requirements of the Operating Business and agrees to guarantee said financing if necessary.


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         XI.      The parties agree to execute such further documents prepared by Norpak relating to this matter. Any legal costs with respect to documentation will be a cost of Sunswipe or TSC as applicable.

         Yours truly,
         Norpak (U.S.), Inc.,
         Per:

         /s/ Sheldon C. Fenton
         ----------------------------

         Sheldon C. Fenton, President


         Agreed to and accepted by:


         Sunswipe Inc.
         Per:

         /s/ Mendy Fellig
         ----------------------------

         Mendy Fellig


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                                  SCHEDULE A

                 LEGAL DESCRIPTION OF PROPERTY - MENDY FELLIG


     Orchard Sub 2&3 P.B. 8-116 Lot #6 and N15 feet of Lot #5 Block 47 Lot size 100 ft. by 200 ft.

     Taken by phone December 29, 1999  Penny Takeda

     Address of above property:

     3600 Pinetree Drive
     Miami Beach, Florida
     33140 U.S.A.